NEWS RELEASE

Media Contact(s):
Shannon Lapierre 860-547-5624 Shannon.lapierre@thehartford.com	Tim Benedict 860-843-5150 timothy.benedict@hartfordlife.com

Investor Contact(s):
Rick Costello 860-547-8480 Richard.Costello@thehartford.com	JR Reilly 860-547-9140 JR.Reilly@thehartford.com

The Hartford Names David N. Levenson President of Wealth Management

Succeeds John C. Walters who will leave the company in July

Hartford, Conn., June 30, 2010 – The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced that it has named David N. Levenson President of Wealth Management, effective July 1. John C. Walters, current president of Hartford Life, will leave The Hartford at the end of July to pursue other opportunities.

“I look forward to working with Dave as we implement our go-forward strategy and officially roll out the new organizational structure on July 1,” said Liam E. McGee, Chairman, President and Chief Executive Officer of The Hartford. “Dave has a proven track record of building and managing several successful businesses at The Hartford, including launching the company’s mutual funds operations and revitalizing the retirement plans business. The breadth of his experiences across the organization and his leadership skills makes him an excellent choice to lead Wealth Management.”

“I want to thank John for his many contributions to The Hartford over the last ten years. He managed the wealth management businesses during a period of significant growth, led Hartford Life during a particularly challenging period, and played a strong role in the development of the company’s strategy. We wish John well in his future endeavors,” added McGee.

Levenson joined The Hartford in 1995 from Fidelity Investments, and since that time has worked in nearly every aspect of the company’s wealth management business. He led the development of The Hartford’s mutual funds operations and also ran the retirement plans business before heading the retail products business. In 2005, he joined Hartford Investment Management Company (HIMCO) as Managing Director in charge of sales and marketing.

From 2006 to 2009 he was with Hartford Life Insurance K.K., the company’s Japan subsidiary, where he initially was charged with leading a turnaround as head of product and distribution and ultimately was named President and CEO. He returned from Japan in July 2009 to serve as executive vice president leading the company’s in-force domestic variable annuity business and its international and institutional business segments.

Levenson earned a bachelor’s degree from the Wharton School at the University of Pennsylvania and a master’s in business administration from Columbia Business School. He is a Fellow of the Society of Actuaries (FSA) and is a Chartered Financial Analyst (CFA).

About The Hartford

Celebrating 200 years of helping its customers achieve what’s ahead, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 100 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2009 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.